Consent of Independent Registered Public Accounting Firm
We consent to the use in this Annual Report on Form 20-F of our report dated September 13, 2013 to the shareholders of Besra Gold Inc. (the “Company”), with respect to the consolidated statements of financial position as at June 30, 2013 and 2012, and the consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flows for the year ended June 30, 2013, the six-month period June 30, 2012 and the year ended December 31, 2011.

Toronto, Canada September 17, 2013